UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2021

Landos Biopharma, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39971	81-5085535
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Kraft Drive, Suite 216 Blacksburg, Virginia	24060
(Address of Principal Executive Offices)	(Zip Code)

(540) 218-2232

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.01 per share	LABP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On May 13, 2021 (the “Effective Date”), the Board of Directors (the “Board”) of Landos Biopharma, Inc. (the “Company”) appointed Tim Mayleben to serve as a director of the Company. Mr. Mayleben will serve as a Class III director whose term will expire at the 2024 Annual Meeting of the Stockholders, at which time he will stand for election by the Company’s stockholders. Mr. Mayleben was also appointed as chair of the Compensation Committee and as a member of the Audit Committee.

There is no arrangement or understanding between Mr. Mayleben and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Mayleben and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Mayleben requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Mayleben, age 60, served as President and Chief Executive Officer of Esperion Therapeutics, Inc. from December 2012 to May 2021 and served on the board of directors of Esperion Therapeutics, Inc. from February 2010 to May 2021. Mr. Mayleben has served as a member of the board of directors of Marinus Pharmaceuticals, Inc. since December 2008, and served as the Lead Independent Director from 2017 to February 2019. He previously served as a member of the board of directors of Loxo Oncology, Inc. from July 2015 until its acquisition by Eli Lilly in February 2019. Mr. Mayleben earned an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.B.A. from the University of Michigan, Ross School of Business. The Board believes that Mr. Mayleben’s experience working in the life sciences industry, including over a decade of experience as an executive officer of several life sciences companies, qualifies him to serve as a member of the Board.

In accordance with the Company’s Non-Employee Director Compensation Policy, upon commencement of his service as a director on May 13, 2021, Mr. Mayleben was granted an initial option grant (the “Initial Grant”) under the Company’s 2019 Equity Incentive Plan (the “Plan”) to purchase 36,000 shares of the Company’s common stock, which will vest in equal monthly installments over a three-year period such that the option is fully vested on the third anniversary of the date of grant, subject to Mr. Mayleben’s continuous service through such vesting dates. At each annual meeting of stockholders following which Mr. Mayleben will continue service as a director, Mr. Mayleben will also be entitled to receive an additional option grant to purchase 18,000 shares of the Company’s common stock (the “Annual Grant”), which will vest upon the earlier of the one-year anniversary of the date of grant and the date of Company’s next annual meeting of stockholders, in any case subject to Mr. Mayleben’s continuous service through such vesting dates. Additionally, Mr. Mayleben will be entitled to receive a $45,000 annual retainer, payable quarterly in arrears, for his service on the Board, a $15,000 annual retainer, payable quarterly in arrears, for his service as the chair of the Compensation Committee and a $10,000 annual retainer, payable quarterly in arrears, for his service on the Audit Committee. Mr. Mayleben has also entered into the Company’s standard form of indemnification agreement.

Composition of Board Committees

As a result of Mr. Mayleben’s appointment to the Board, the composition of each of the Board’s committees is as follows, effective as of the Effective Date:

Audit Committee

•	Tiago Girao (Chair)

•	Tim Mayleben

•	Konstantin Poukalov

Compensation Committee

•	Tim Mayleben (Chair)

•	Tiago Girao

•	Christopher Garabedian

Nominating and Corporate Governance Committee

•	Christopher Garabedian (Chair)

•	Josep Bassaganya-Riera

•	Roderick Wong

Item 7.01	Regulation FD Disclosure.

On May 19, 2021, the Company issued a press release announcing the appointment of Mr. Mayleben to the Board. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release, dated May 19, 2021, entitled “Landos Biopharma Announces the Appointment of Tim M. Mayleben to its Board of Directors.”

104	The cover page from Landos Biopharma, Inc.’s Form 8-K filed on May 19, 2021, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landos Biopharma, Inc.

Dated: May 19, 2021	By:	/s/ Josep Bassaganya-Riera
Josep Bassaganya-Riera
Chief Executive Officer